Exhibit 10.3

ASSIGNMENT OF PATENT RIGHTS

This Assignment of Patent Rights (“Patent Assignment”) is made and entered into this 3rd day of April, 2009 (the “Effective Date”) by and between Robert Joseph Mears of 12 High Meadow Circle, Wellesley, Massachusetts 02482 (“Assignor”) and Mears Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware, and having a usual place of business at 1100 Winter Street, Suite 4700, Waltham, Massachusetts 02451 (“Assignee”).

WHEREAS, Assignor and BTG International Limited, a company whose registration number in England and Wales is 2664412 and whose registered address is at 10 Fleet Place, Limeburner Lane, London, EC4M 7SB, England (“BTG”) entered into an Assignment Agreement dated May 14, 2004 (the “Agreement”) pursuant to which Assignor acquired, upon the terms and conditions set forth in the Agreement, all of BTG’s right, title, and interest in and to the patents and patent applications (and patents issuing on such applications) listed in Schedule A attached hereto (collectively, the “Patent Rights”);

WHEREAS, BTG consented, upon the terms and conditions set forth in the Agreement, to the assignment of the Patent Rights by Assignor to RJ Mears, LLC, a limited liability company organized under the laws of the state of Delaware, and having a usual place of business at 1100 Winter Street, Suite 4700, Waltham, Massachusetts 02451 (“RJ Mears”);

WHEREAS, RJ Mears was converted to Assignee pursuant to that certain Certificate of Conversion to Corporation of RJ Mears, LLC to Mears Technologies, Inc. dated March 14, 2007; and

WHEREAS, Assignee now desires to acquire all right, title, and interest in and to the Patent Rights, and agrees to assume certain obligations set forth in the Agreement;

NOW, THEREFORE, in accordance with the foregoing recitals, and in consideration of the mutual covenants contained herein, Assignor and Assignee, intending to be legally bound, hereby agree as follows:

1.          Assignor hereby sells, assigns, transfers, and conveys unto Assignee, its successors, assigns, and legal representatives, Assignor’s entire right, title, and interest in and throughout the United States of America, its territories and all foreign countries, in and to the invention(s) described and/or claimed in the Patent Rights (the “Inventions”), together with Assignor’s entire right, title, and interest in and to the Patent Rights and such other patents as may issue thereon or claim priority thereto under United States law or international convention, including but not limited to non-provisionals, continuations, divisionals, reissues, reexaminations, extensions, and substitutions of patents and patent applications within the Patent Rights or such other patents, and any right, title, and interest Assignor may have in applications to which the Patent Rights claim priority; the Inventions and the Patent Rights to be held and enjoyed by Assignee for its own use and behalf and for its successors, assigns, and legal representatives to the full end of the term for which said patents may be granted as fully and entirely as the same would have been held by Assignor had this assignment and sale not been made; and Assignor hereby conveys all of its rights arising under or pursuant to any and all United States laws and international agreements, treaties, or laws relating to the protection of industrial property by filing any such applications for patent, including but not limited to any cause(s) of action and damages accruing prior to this assignment. Assignor hereby acknowledges that this assignment, being of Assignor’s entire right, title, and interest in and to the Inventions and the Patent Rights, carries with it the right in Assignee to apply for and obtain from competent authorities in all countries of the world any and all patents by attorneys and agents of Assignee’s selection and the right to procure the grant of all patents to Assignee in its own name as assignee of Assignor’s entire right, title, and interest therein.

2.          In consideration for the assignments granted hereunder, Assignee shall, within ninety (90) calendar days after the date of receipt thereof, pay to each of (i) Assignor, (ii) Adam David Cohen formerly of 43 Princes Court, Cambridge, CB2 1JJ, England, (iii) Stephen Thomas Warr of 50 Fountains Road, Ipswich, IP2 9ET, England, and (iv) Michael Charles Parker of 2 The Gallop, Sutton, Surrey, SM2 5RU, England (each, individually, an “Inventor”) a royalty, at a rate of ten percent (10%) to each Inventor, on all revenue, if any, received in respect of the licensing of the Patent Rights (the “Inventor Payments”); provided, however, that Assignee shall not pay, and shall not be obligated to pay, any Inventor Payments until the payments set forth in paragraph 3 have been satisfied in full. The total amount of all payments properly made by Assignor to Assignee under this Patent Assignment shall be inclusive of all taxes (including, without limitation, sales and value added taxes), tariff, duty, or assessment levied or imposed by the government of any jurisdiction in respect of any rights granted hereunder.

3.          Prior to making, or being obligated to make, any of the Inventor Payments set forth in paragraph 2, Assignee shall first pay, within ninety (90) calendar days after the date of receipt thereof, to BTG a royalty, at a rate of forty percent (40%), on all revenue, if any, received in respect of the licensing, manufacture, sale, or other commercialization of the Patent Rights, until the aggregate of all such payments to BTG amounts to the sum of £19,641 (the “BTG Payments”).

4.          Assignor represents and warrants that (i) Assignor is not presently, nor has Assignor ever been, in violation or default of any provision of the Agreement, (ii) as of the Effective Date of this Patent Assignment, Assignor has not made, and was not obligated to make, any payments to BTG under clause 4(1) of the Agreement, and (iii) no payments from Assignor to BTG are due within ninety (90) calendar days from the Effective Date of this Patent Assignment under clause 4(1) of the Agreement.

5.          Assignee agrees to keep proper accounts of its receipts that are the subject of paragraphs 2 and 3 of this Patent Assignment, and that Assignee will on request produce the same for inspection by Assignor (in the case of the Inventor Payments due under paragraph 2 of this Patent Assignment) or a duly authorized representative of BTG (in the case of the BTG Payments due under paragraph 3 of this Patent Assignment) together with any invoices or vouchers relating thereto for the purposes of verification.

6.          Assignee agrees that it will not, without the prior written consent of BTG, assign or otherwise part with possession of its rights in the Patent Rights (except by way of license thereunder) until the sum of £19,641 has been paid to BTG in satisfaction of the BTG Payments set forth in paragraph 3.

7.          Assignor hereby further agrees for himself and his executors and administrators to execute upon request any other lawful documents and likewise to perform any other lawful acts which may be deemed necessary to secure fully the Patent Rights to Assignee, its successors, assigns, and legal representatives, as well as to third parties at the request of Assignee, including the execution of documents (including, without limitation, petitions, specifications, oaths, assignments, disclaimers, declarations, and affidavits) relating to non-provisional, substitution, continuation, divisional, reissue, reexamination, or corresponding foreign or international patent applications within the Patent Rights, as requested by Assignee, and generally do everything possible to aid Assignee, its successors, assigns, and legal representatives to obtain, record, maintain, and enforce full protection for the Inventions in all countries.

8.          Assignor hereby further agrees to provide documentary evidence and statements or testimony in any interference, opposition, reexamination, reissue, or other proceeding in which any of the Patent Rights may be involved.

9.          Assignor hereby warrants that he has not knowingly conveyed to others any rights in the Patent Rights or the Inventions or any license to use the same or to make, use, or sell anything embodying or utilizing any of the Inventions, and that Assignor has good right and clear title to assign the Inventions and the Patent Rights without encumbrance.

10.         Assignor does hereby authorize the Director of the United States Patent & Trademark Office, and the empowered officials of all other governments whose duty it is to record patents, applications, and title thereto, to record the Patent Rights and title thereto as the property of Assignee, its successors, assigns, or legal representatives, in accordance with the terms of this Patent Assignment.

11.        Assignor does hereby further authorize and request the Director of the United States Patent and Trademark Office and the empowered officials of all other governments to issue such Patent Rights or patents as shall be granted upon the Patent Rights, or applications based thereon, to Assignee, its successors, assigns, or legal representatives.

12.        Assignee and Assignor also agree that multiple copies of this Patent Assignment may be executed, each of which shall be deemed an original, and each of which shall be valid and binding upon Assignee and Assignor.

13.        No modifications of, or additions to, this Patent Assignment shall have effect unless in writing and properly executed by both Assignor and Assignee, making specific reference to this Patent Assignment by date, parties, and subject matter. This Patent Assignment and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the Patent Laws of the United States and the laws of the Commonwealth of Massachusetts, without regard to the Commonwealth’s conflict of laws principles.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee, through its duly authorized officer, have caused this Patent Assignment to be executed as of the date first written above.

/s/ Robert Joseph Mears
ROBERT JOSEPH MEARS

On this 3rd day of April, 2009, before me, the undersigned Notary Public, personally appeared Robert Joseph Mears, proved to me through satisfactory evidence of identification, which was/were personally known, to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his knowledge and belief.

/s/ KEVIN T. McNULTY	(Seal)
Signature of Notary

My Commission Expires:

MEARS TECHNOLOGIES, INC.
By:	Steven Levy
Its:	CEO

On this 31st day of March, 2009, before me, the undersigned Notary Public, personally appeared Steven Levy, proved to me through satisfactory evidence of identification, which was/were personally known, to be the person whose name is signed on the preceding or attached document, and who swore or affirmed to me that the contents of the document are truthful and accurate to the best of his/her knowledge and belief. The above-indicated individual is duly authorized to execute this document singly on behalf of Assignee and executed this document of his/her own free will.

/s/ KEVIN T. McNULTY	(Seal)
Signature of Notary

My Commission Expires:

SCHEDULE A

Patent Rights

Country or Region	Application No.	Filing Date	Patent No.	Issue Date
United Kingdom	9616598.0	August 7, 1996
Europe	97935667.2	August 7, 1997	0917776	July 5, 2006
Japan	98/507742	August 7,1997
United States of America	09/245,217	August 7, 1997 (Filing Date of PCT) February 5, 1999 (§371 Date)
United States of America	10/375,006	February 28, 2003
United States of America	10/134,533	April 30, 2002
International (PCT)	PCT/GB97/02131	August 7, 1997
United Kingdom	9419757.1	September 30, 1994
Germany	69525756.0	September 29, 1995	0783713	March 6, 2002
Europe	95932845.1	September 29, 1995	0783713	March 6, 2002
France	95932845.1	September 29, 1995	0783713	March 6, 2002
United Kingdom	95932845.1	September 29, 1995	0783713	March 6, 2002
Italy	95932845.1	September 29, 1995	0783713	March 6, 2002
United States of America	08/817,876	September 29, 1995 (Filing Date of PCT) July 24, 1997 (§37l Date)	6,141,361	October 31, 2000
International (PCT)	PCT/GB95/02326	September 29, 1995